October 2016 Pricing Sheet dated October 31, 2016 relating to Preliminary Terms No. 1,116 dated October 14, 2016 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the VanEck Vectors Gold Miners ETF due November 5, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – OCTOBER 31, 2016
Issuer:		Morgan Stanley
Maturity date:		November 5, 2018
Valuation date:		October 31, 2018, subject to postponement for non-trading days and certain market disruption events
Underlying shares:		Shares of the VanEck Vectors Gold Miners ETF (the “Fund”)
Aggregate principal amount:		$4,600,000
Payment at maturity:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:

$10 + ($10 x absolute share return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $2.00 per Trigger PLUS.

If the final share price is less than the trigger level:

$10 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:		$10 x leverage factor x share percent change
Leverage factor:		200%
Maximum payment at maturity:		$15.525 per security (155.25% of the stated principal amount)
Share percent change:		(final share price – initial share price) / initial share price
Absolute share return:		The absolute value of the share percent change. For example, a –5% share percent change will result in a +5% absolute share return.
Share performance factor:		final share price / initial share price
Initial share price:		$24.52, which is the closing price of one underlying share on the pricing date.
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Trigger level:		$19.616, which is 80% of the initial share price
Stated principal amount / Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		October 31, 2016
Original issue date:		November 3, 2016 (3 business days after the pricing date)
CUSIP / ISIN:		61766A558 / US61766A5589
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.659 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer(3)
Per Trigger PLUS	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$4,600,000	$115,000	$4,485,000
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the Agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

VanEck VectorsSM is a service mark of Van Eck Associates Corporation (“Van Eck”). The Trigger PLUS are not sponsored, endorsed, sold, or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,116 dated October 14, 2016

Product Supplement for PLUS dated February 29, 2016       Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

 MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.